As Filed with the Securities and Exchange Commission on July 20, 2000

                                                        Registration No. 0-26627


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                    Under the
                             SECURITIES ACT OF 1933

                             -----------------------

                             Algiers Resources, Inc.
             (Exact name of registrant as specified in its charter)


          Delaware                    317 Madison Avenue, Suite 2310
(State or other jurisdiction              New York, New York 10017
     of incorporation or     (Address of Principal Executive Office; Zip Code)
        organization)

                                   13-4031359
                      (IRS Employer Identification Number)


                         275,147 Shares of Common Stock
                      Issuable under Consulting Agreements

                            James A. Prestiano, Esq.
                         317 Madison Avenue, Suite 2310
                            New York, New York 10017
                                 (212) 949-9696
                     (Name and address of agent for service)
                     (Telephone number, including area code,
                              of agent for service)



                         CALCULATION OF REGISTRATION FEE

      Title of securities        Amount              Proposed                Proposed
             to be                to be          Maximum Offering             Maximum                  Amount of
          Registered           Registered         Price per share      Aggregate Offering Price   Registration Fee (1)
----------------------------------------------------------------------------------------------------------------------
  Common Stock,             125,147(1) shares        $0.009(2)                  $1,126                       $0
  $0.001 par value,
  issuable under
  Consulting
  Agreements
                            150,000(1) shares          $0.01                    $1,500
  Common Stock,
  $0.001 par value,
  issuable under
  warrants issued
  pursuant to Consulting
  Agreements
======================================================================================================================

     (1) This Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of the Registrant.

     (2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 on the basis of the book value of the Registrant's Common Stock ($0.009) as of March 31, 2000.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


PRELIMINARY PROSPECTUS                                   SUBJECT TO COMPLETION


                             ALGIERS RESOURCES, INC.

                                  Common Stock
                                 275,147 Shares


         The stockholders of Algiers Resources, Inc. listed on page 12 will, from time to time, be offering and selling an aggregate of 275,147 shares of our common stock under this prospectus. The shares being offered under this prospectus include: (i) 125,147 shares of our common stock that were issued to certain of our consultants and (ii)150,000 shares that will be issued to our consultants upon the exercise of outstanding warrants.

         The selling stockholders' shares are not being underwritten and we will not receive any proceeds from the sale of the shares.

         There is currently no public market for our common stock.

         Prospective purchasers of our shares should carefully read the risk factors beginning on page 5.

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.






                  The date of this Prospectus is July 18, 2000.

                                TABLE OF CONTENTS



Prospectus Summary.................................................... 3

Risk Factors.......................................................... 5

Selling Stockholders.................................................. 12

Use of Proceeds....................................................... 13

Plan of Distribution.................................................. 14

Legal Matters......................................................... 15

Experts............................................................... 15

Where You Can Find More Information................................... 16

                               PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus and the documents and information incorporated herein by reference. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, references to the "Company," "we," "our" and "us" refer to Algiers Resources, Inc., a Delaware corporation.

                                  Our Business

         Algiers Resources, Inc. is a capital market access corporation. We have no operating business. We do not intend to develop our own operating business but instead will seek to effect a merger with a corporation which owns an operating business and wishes to undertake a merger for its own corporate purposes, including, among other things, achieving liquidity for its stockholders. We have not yet selected or entered into any substantive discussions with any potential merger target and do not intend to limit potential candidates to any particular field or industry, but do retain the right to limit candidates, if we so choose, to a particular field or industry. We may effect a merger with a merger target which may be financially unstable or in its early stages of development or growth.

         Selecting a merger target will be complex and extremely risky. Because of general economic conditions, rapid technological advances being made in some industries, and shortages of available capital, management believes that there are numerous entities seeking the benefits of a publicly-traded corporation. Such perceived benefits of a publicly traded corporation may include facilitating or improving the terms on which additional equity financing may be sought, providing liquidity for the principals of a business, creating a means for providing incentive stock options or similar benefits to key employees, providing liquidity (subject to restrictions of applicable statues) for all stockholders, and other items. Potential merger targets may exist in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such merger targets extremely difficult and complex.

         We have insufficient capital with which to provide the owners of merger targets significant cash or other assets. We believe that we will offer owners of merger targets the opportunity to acquire a controlling ownership interest in a public company at substantially less cost than is required to conduct an initial public offering. Nevertheless, we have not conducted market research and are not aware of statistical data which would support the perceived benefits of a merger or acquisition transaction for the owners of a merger target.

         It is impossible to predict at this time the status of any business in which we may become engaged, in that such business may need to seek additional capital, may desire to have its shares publicly traded, or may seek other perceived advantages which we may offer. However, we do not intend to obtain funds in one or more private placements to finance the operation of any acquired business opportunity until such time as we have successfully consummated a merger with an existing company.

         Pursuant to an oral agreement with The Law Offices of James A. Prestiano, Esq, a firm controlled by our President, James A. Prestiano, we utilize and will continue to utilize the office space of such firm as our principal executive office. That office is located at 317 Madison Avenue, Suite 2310, New York, NY 10017, telephone: (212) 949-9696, facsimile: (212) 949- 6241.

                                  The Offering

Common Stock offered by the
selling stockholders                                        275,147 shares(1)

Common Stock outstanding                                    2,541,000 shares(2)

(1) Consists of 125,147 shares of common stock currently outstanding and 150,000 shares of common stock issuable upon the exercise of currently outstanding warrants.

(2) Consists of (i) 2,340,000 shares of common stock and (ii) 201,000 shares of common stock issuable upon the exercise of outstanding warrants.

                                  RISK FACTORS

         You should carefully consider the risks described below. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected.

We Have No Operating History or Basis for Evaluating Prospects

         We were incorporated in October 1998 and have no operating business or plans to develop one and have not, as of the date hereof, identified any merger targets. Accordingly, there is only a limited basis upon which to evaluate our prospects for achieving our intended business objectives. To date, our efforts have been limited to organizational activities and an offering of our common stock.

We Have Limited Resources and No Present Source of Revenues

         We have limited resources and have had no revenues to date. In addition, we will not achieve any revenues (other than insignificant investment income) until, at the earliest, the consummation of a merger. Moreover, there can be no assurance that any merger target, at the time of our consummation of a merger, or at any time thereafter, will derive any material revenues from its operations or operate on a profitable basis. Further, in order to avoid status as an "Investment Company" under the Investment Company Act of 1940, we will only invest our funds prior to a merger in limited investments which do not trigger Investment Company status. There can be no assurance that determinations ultimately made by us will permit us to achieve our business objectives.

We May Need Additional Financing In Order to Execute Our Business Plan

         We have had no revenues to date and will be entirely dependent upon our limited available financial resources to implement our business objectives. We cannot ascertain with any degree of certainty the capital requirements for the execution of our business plan. In the event that our limited financial resources prove to be insufficient to implement our business plan (because of the size of the merger or other reasons), we may be required to seek additional financing. In addition, in the event of the consummation of a merger, we may require additional financing to fund the operations or growth of the merger target.

Additional Financing May Not Be Available to Us If Needed

         There can be no assurance that additional financing, if needed, will be available on acceptable terms, or at all. To the extent that additional financing proves to be unavailable when needed, we would, in all likelihood, be compelled to abandon plans of a merger, and would have minimal capital remaining to pursue other merger targets. Our failure to secure additional financing, if needed, could also have a material adverse effect on the continued development or growth of our merger target. We have no arrangements with any bank or financial institution to secure additional financing and there can be no assurance that any such arrangement, if required or otherwise sought, would be available on terms deemed to be commercially acceptable and in our best interests.

We May Not Be Able to Borrow Funds If Needed

         There currently are no limitations on our ability to borrow funds to increase the amount of capital available to us to effect a merger. However, our limited resources and lack of operating history will make it difficult to borrow funds. The amount and nature of any of our borrowings will depend on numerous considerations, including our capital requirements, our perceived ability to meet debt service on any such borrowings and the then prevailing conditions in the financial markets, as well as general economic conditions. There can be no assurance that debt financing, if required or sought, would be available on terms deemed to be commercially acceptable by us and in our best interests. Our inability to borrow funds required to effect or facilitate a merger, or to provide funds for an additional infusion of capital into a merger target, may have a material adverse effect on our financial condition and future prospects. Additionally, to the extent that debt financing ultimately proves to be available, any borrowings may subject us to various risks traditionally associated with indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest. Furthermore, a merger target may have already incurred borrowings and, therefore, all the risks inherent thereto.

We Are Unable to Ascertain Risks Relating to the Industry and Nature of Unidentified Merger Targets

         We have not selected any particular industry or merger target in which to concentrate our merger efforts. Our director and executive officer has had no contact or discussions with any entity or representatives of any entity regarding a consummation of a merger. Accordingly, there is no basis to evaluate the possible merits or risks of a merger target or the particular industry in which we may ultimately operate, and therefore risks of a currently unascertainable nature may arise when a specific merger target and industry is chosen. For example, to the extent that we effect a merger with a financially unstable company or an entity in its early stage of development or growth (including entities without established records of revenues or income), we will become subject to numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. In addition, to the extent that we effect a merger with an entity in an industry characterized by a high level of risk, we will become subject to the currently unascertainable risks of that industry. An extremely high level of risk frequently characterizes certain industries which experience rapid growth. Although management will endeavor to evaluate the risks inherent in a particular merger target or industry, there can be no assurance that we will properly ascertain or assess all such risks.

Scarcity of and Competition for Merger Opportunities May Hinder the Identification of a Merger Target and the Consummation of a Merger

         We expect to encounter intense competition from other entities having business objectives similar ours. Many of these entities, including venture capital partnerships and corporations, other blind pool companies, large industrial and financial institutions, small business investment companies and wealthy individuals, are well-established and have extensive experience in connection with identifying and effecting mergers directly or through affiliates. Many of these competitors possess greater financial, technical, human and other resources than us and there can be no assurance that we will have the ability to compete successfully. Our financial resources will be limited in comparison to those of many of our competitors. This inherent competitive limitation may compel us to select certain less attractive merger prospects. There can be no assurance that such prospects will permit us to achieve our stated business objectives.

We Have No Current Agreement With any Possible Merger Target and No Standards for a Merger, Which May Impair the Identification, Evaluation and Consummation of Suitable Merger Opportunities

         We have no arrangement, agreement, or understanding with respect to engaging in a merger with any private entity. There can be no assurance that we will successfully identify and evaluate suitable merger opportunities or conclude a merger. Our management has not identified any particular industry or specific business within an industry for evaluations. There is no assurance that we will be able to negotiate a merger on terms favorable to us. We have not established a specific length of operating history or a specified level of earnings, assets, net worth or other criteria which we will require a merger target to have achieved. Accordingly, we may enter into a merger with a merger target having no significant operating history, losses, limited or no potential for earnings, limited assets, negative net worth, or other negative characteristics.

Success of Our Business Plan Depends In Large Part Upon the Consummation of a Merger

         The success of our proposed plan of operation will depend to a great extent on locating and consummating a merger with a merger target. Subsequent to any merger, our success will depend greatly on the operations, financial condition, and management of the identified merger target. While our management intends to seek a merger with a company that has an established operating history, we cannot assure that we will successfully locate candidates meeting such criteria. In the event we complete a merger, the success of our operations may be dependent upon management of the successor entity together with numerous other factors beyond our control.

We May Be Subject to Uncertainty in the Competitive Environment of a Merger
Target

         In the event that we succeed in effecting a merger, we will, in all likelihood, become subject to intense competition from competitors of the merger target. In particular, certain industries which experience rapid growth frequently attract an increasingly larger number of competitors, including competitors with greater financial, marketing, technical, human and other resources than the initial competitors in the industry. The degree of competition characterizing the industry of any prospective merger target cannot presently be ascertained. There can be no assurance that, subsequent to a consummation of a merger, we will have the resources to compete effectively in the industry of the merger target, especially to the extent that the merger target is in a high-growth industry.

Probable Lack of Business Diversification Due to Limited Resources Limits the Prospects for Our Success

         As a result of our limited resources, in all likelihood we will have the ability to effect only a single merger. Accordingly, our success will be entirely dependent upon the future performance of a single business. Unlike certain entities which have the resources to consummate several mergers or entities operating in multiple industries or multiple segments of a single industry, it is highly likely that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. Our probable lack of diversification may subject us to numerous economic, competitive and regulatory developments, any or all of which may have a material adverse impact upon the particular industry in which we may operate subsequent to the consummation of a merger. The prospects for our success may become dependent upon the development or market acceptance of a single or limited number of products, processes or services. Accordingly, notwithstanding the possibility of capital investment in and management assistance to the merger target, there can be no assurance that the merger target will prove to be commercially viable.

We May Pursue a Merger With a Merger Target Operating Outside the United States:
Special Additional Risks Relating to Doing Business in a Foreign Country

         We may effectuate a merger with a merger target whose business operations or even headquarters, place of formation or primary place of business are located outside the United States. In such event, we may face the significant additional risks associated with doing business in that country. In addition to the language barriers, different presentations of financial information, different business practices, and other cultural differences and barriers that may make it difficult to evaluate such a merger target, ongoing business risks result from the internal political situation, uncertain legal systems and applications of law, prejudice against foreigners, corrupt practices, uncertain economic policies and potential political and economic instability that may be exacerbated in various foreign countries.

We Depend Upon a Single Executive Officer and Director

         Our ability to successfully effect a merger will be dependent upon the efforts of our executive officer and sole director, Mr. James Prestiano. Notwithstanding the significance of Mr. Prestiano, we have not entered into employment agreements or other understandings with Mr. Prestiano concerning compensation or obtained any "key man" life insurance on his life. The loss of the services of Mr. Prestiano could have a material adverse effect on our ability to successfully achieve our business objectives. Mr. Prestiano is not required to commit a substantial amount of his time to our affairs and, accordingly, may have conflicts of interests in allocating management time among various business activities. We will rely upon the expertise of Mr. Prestiano and do not anticipate that we will hire additional personnel. However, if additional personnel are required, there can be no assurance that we will be able to retain such necessary additional personnel.

Our Sole Executive Officer and Director Has Limited Experience

         Although Mr. Prestiano has experience in buying and selling businesses, he has no prior experience in "blind pool" or "blank check" companies such as us, nor has he been a director or officer of any public company.

Mr. Prestiano Has Centralized Control of Our Affairs

         Mr. Prestiano owns 2,000,000 shares of our common stock, representing approximately 85% of our issued and outstanding shares of common stock. In the election of directors, stockholders are not entitled to cumulate their votes for nominees. Accordingly, as a practical matter, management may be able to elect all of our directors and otherwise direct our affairs. Additionally, stockholders will only be permitted to vote on a merger if a stockholder vote is required under Delaware General Corporation Law, and, even if allowed to vote, Mr. Prestiano controls a majority of our stock, thus effectively giving him control.

There Exist Conflicts of Interest Relating to Mr. Prestiano's Inter-Company Conflicts

         Mr. Prestiano serves as the sole director and officer of other companies that contemplate the same business activities that we do and thus compete directly with us. As a result, Mr. Prestiano will have a conflict of interest with respect to prospective merger targets and presenting a corporate opportunity to us. In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present certain business opportunities to such corporation. As a result of Mr. Prestiano's business associations with multiple companies he will have conflicting interests. Therefore, we have agreed that with respect to conflicts of interest amongst these companies related to the allocation of opportunities to negotiate and merge with merger targets, we will waive any conflict or claim related to Mr. Prestiano's fiduciary duty. However, the conflict should be mitigated by the fact that Mr. Prestiano has the same ownership interest in each other company as he does in us, and each company (including us) has identical stockholders, at least initially. The conflict will be more significant should, at a later date, these facts change.

There Exist Conflicts of Interest Relating to Mr. Prestiano's Time Commitment to Us

         Mr. Prestiano is not required to commit his full time to our affairs and it is likely that he will not devote a substantial amount of time to our affairs. Mr. Prestiano will have conflicts of interest in allocating management time among various business activities. As a result, the consummation of a merger may require a greater period of time than if our management devoted their full time to our affairs. However, Mr. Prestiano will devote such time as he deems reasonably necessary to carry out our business and affairs, including the evaluation of potential merger targets and the negotiation and consummation of a merger and, as a result, the amount of time devoted to our business and affairs may vary significantly depending upon, among other things, whether we have identified a merger target or are engaged in active negotiation and consummation of a merger. Mr. Prestiano is affiliated with nine other companies engaged in business activities similar to those to be conducted by us, and may in the future become affiliated with more, and therefore may have conflicts of interest in determining to which entity a particular business opportunity should be presented. In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present certain business opportunities to such corporation. Accordingly, as a result of multiple business affiliations, Mr. Prestiano may have similar legal obligations to present certain business opportunities to multiple entities. There can be no assurance that any of the foregoing conflicts will be resolved in favor of us.

There Exist Conflicts of Interest Relating to the Compensation and Reimbursement of Mr. Prestiano and Affiliates

         Although Mr. Prestiano will receive no compensation for his services as our sole director and/or president, he and his affiliates will be reimbursed, at-cost, for any expenses incurred in respect of our reasonable business expenses, including in relation to our formation, our private placement, the filing of our registration statement with the Securities and Exchange Commission and effecting any merger. This will include reimbursement for the cost of the personnel of Mr. Prestiano or his affiliates (other than Mr. Prestiano himself) to be inclusive of all documented costs of their employment on a reasonable hourly or daily allocation while engaged in activities on our behalf.


There Exists the Likelihood of a Change in Control and Management Upon the Consummation of a Merger

         It is likely that any merger will result in control by the stockholders of the merger target and that our stockholders would retain only a relatively small minority position. Any such merger may require our management to sell, transfer or cancel all or a portion of our stock held by management, or cause Mr. Prestiano to resign or be removed as executive officer and/or sole director and a corresponding reduction in or elimination of his participation in our future affairs.

There is Limited Likelihood of a Regular Trading Market for the Common Stock

         A public market for our common stock does not exist and there can be no assurance that one will ever develop or if developed will continue. Creation of a public market for our common stock depends on the filing of a Form 15c2-11 with NASDAQ for trading on the bulletin board. There can be no assurance, however, that the filing of a Form 15c2-11 will create a public market for the common stock. Other means of creating a public market for the common stock include (i) our acceptance on an exchange or interdealer quotation system, or
(ii) registration of the shares through a registration statement filed under the Securities Act of 1933, as amended. Such actions may be costly and difficult and could potentially fail. If so, it would substantially hinder the liquidity of our common stock. If no market develops, it may be difficult or impossible for the holders of our common stock to sell their securities if they should desire to do so. In addition, there are substantial restrictions on the sale or transfer of common stock imposed by federal and state securities laws, if the shares of our common stock are not registered through a registration statement. If the shares are registered, there are no assurances that a regular trading market will develop for any of the common stock and that if developed any such market will be sustained. It is unlikely any market would develop without a merger.

There Exist Risks to Stockholders Relating to Dilution: Authorization of Additional Securities and Reduction of Percentage Share Ownership Following Merger

         Our certificate of incorporation authorizes the issuance of 40,000,000 shares of common stock. There are currently 37,704,853 authorized but unissued shares of common stock available for issuance. Except for 201,000 shares of common stock reserved for issuance upon the exercise of presently outstanding warrants, we have no commitments as of this date to issue any of these 37,704,853 shares of common stock. We will, in all likelihood, issue a substantial number of additional shares in connection with or following a merger. To the extent that additional shares of common stock are issued, our stockholders would experience dilution of their respective ownership interests. Additionally, if we issue a substantial number of shares of common stock in connection with or following a merger, a change in control may occur which may affect, among other things, our ability to utilize net operating loss carry forwards, if any. Furthermore, the issuance of a substantial number of shares of our common stock may adversely affect prevailing market prices, if any, for our common stock and could impair our ability to raise additional capital through the sale of our equity securities. We may use consultants and other third parties providing goods and services, including assistance in the evaluation of potential merger targets. These consultants or third parties may be paid in cash, stock, options or other of our securities. Mr. Prestiano has the sole discretion to engage consultants and other assistance and to pay partially or in whole with our stock or options for our stock and to raise additional funds by selling our securities which may involve substantial additional dilution to the investors.

Regulatory and Statutory Obstacles May Hinder Our Attractiveness to Merger Candidates

         Potential merger targets are often companies which wish to become public companies to provide liquidity to their shareholders and possibly enhance their future ability to access the capital markets, without the risk and expense of an initial public offering. While a merger does not immediately provide significant capital, it does, if the merger is executed as intended, create a surviving company which is public, which owns the assets and business of the merger target (usually in a subsidiary) and the merger target's shareholders end up with stock in the public company. Management believes that we will generally be attractive to merger targets if our common stock is being quoted by dealers. Regulatory and rulemaking authorities have, however, taken steps to make it difficult to enable shell corporations (with no current business other than one similar to ours) to have dealer quotations for the securities of such corporations. Regulatory authorities may scrutinize and possibly take action to block quotation by a dealer of stock in a shell company such as us. As a result, there is no assurance that the regulatory authorities will not block the attempt to obtain dealer quotations for our common stock.

Our Outstanding Shares of Common Stock Are Not Immediately Eligible for Future Sale

         We are filing this Form S-8 registration statement for purposes of registering an aggregate of 275,147 shares of our common stock issued to our consultants, including 150,000 shares of common stock issuable upon the exercise of warrants issued to consultants. Other than these shares, none of our remaining 2,214,853 outstanding shares of common stock are eligible for sale under Rule 144 promulgated under the Securities Act. In general, under Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including our affiliates (or persons whose shares are aggregated), who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on an exchange or NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of us for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock to be sold for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. No prediction can be made as to the effect, if any, that sales of such shares of common stock or the availability of such shares for sale will have on the market prices, if any, for shares of common stock prevailing from time to time. Nevertheless, the sale of substantial amounts of common stock in the public market would likely adversely affect prevailing market prices for the common stock and could impair our ability to raise capital through the sale of our equity securities.

The Uncertain Structure of a Merger May Result in Risks Relating to the Market for Our Common Stock

         We may form one or more subsidiary entities to effect a merger and may, under certain circumstances, distribute the securities of subsidiaries to our stockholders. There cannot be any assurance that a market would develop for the securities of any subsidiary distributed to stockholders or, if it did, any assurance as to the prices at which such securities might trade.

Taxation Considerations May Impact the Structure of a Merger and Post-Merger Liabilities

         Federal and state tax consequences will, in all likelihood, be major considerations in any merger we may undertake. The structure of a merger or the distribution of securities to stockholders may result in taxation of us, a merger target or our stockholders. Typically, these transactions may be structured to result in tax-free treatment to both companies, pursuant to various federal and state tax provisions. We intend to structure any merger so as to minimize the federal and state tax consequences to both us and our merger target. Management cannot assure that a merger will meet the statutory requirements for a tax-free reorganization, or that the parties will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes, which may have an adverse effect on both parties to the transaction.

We May Be Deemed an Investment Company and Subjected to Related Restrictions

         The regulatory scope of the Investment Company Act of 1940, as amended, which was enacted principally for the purpose of regulating vehicles for pooled investments in securities, extends generally to companies engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. The Investment Company Act may, however, also be deemed to be applicable to a company which does not intend to be characterized as an investment company but which, nevertheless, engages in activities which may be deemed to be within the definitional scope of certain provisions of the Investment Company Act. We believe that our anticipated principal activities, which will involve acquiring control of an operating company, will not subject us to regulation under the Investment Company Act. Nevertheless, there can be no assurance that we will not be deemed to be an investment company, particularly during the period prior to consummation of a merger. If we are deemed to be an investment company, we may become subject to certain restrictions relating to our activities, including restrictions on the nature of our investments and the issuance of our securities. In addition, the Investment Company Act imposes certain requirements on companies deemed to be within its regulatory scope, including registration as an investment company, adoption of a specific form of corporate structure and compliance with certain burdensome reporting, record keeping, voting, proxy, disclosure and other rules and regulations. In the event of our characterization as an investment company, our failure to satisfy such regulatory requirements, whether on a timely basis or at all, would, under certain circumstances, have a material adverse effect on our future business prospects.

We Do Not Expect to Pay Cash Dividends

         We do not expect to pay dividends prior to the consummation of a merger. The payment of dividends after consummating a merger, if any, will be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition subsequent to consummation of a merger. The payment of any dividends subsequent to a merger will be within the discretion of our then board of directors. We presently intend to retain all earnings, if any, for use in our business operations and accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

We are Authorized to Issue Preferred Stock

         Our certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock, with such designations, powers, preferences, rights, qualifications, limitations and restrictions of such series as the board of directors, subject to the laws of the state of Delaware, may determine from time to time. Accordingly, the board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Although we do not currently intend to issue any shares of preferred stock, there can be no assurance that we will not do so in the future. As of this date, we have no outstanding shares of preferred stock.

                              SELLING STOCKHOLDERS

         The shares offered by this prospectus include up to 275,147 shares of our common stock, including: (i) 125,147 shares of common stock issued to our consultants as consideration for consulting services rendered by them, and (ii) 150,000 shares of common stock issuable upon the exercise of warrants issued to our consultants with an exercise price of $0.01 per share.

         The shares listed below represent all of the shares that, to our knowledge, each selling stockholder beneficially owned as of July 18, 2000. The number of shares each of them may offer and the number of shares each of them will own after the offering assumes (i) that they sell all of the shares registered, and (ii) that they acquire no additional shares before completion of this offering.

                                           Common              Common Stock         Common Stock
                                           Stock Owned         Being                Owned After
Name of Selling Stockholder                Before              Registered(1)        Offering(2)
                                           Offering

Gerry L. Martin (3)                        142,000             142,000              0
Steve Wachsler (3)                         1,000               1,000                0
H. R. Wachsler (3)                         1,000               1,000                0
Terri Murai-Martin (3)                     1,000               1,000                0
Toshiko Murai (3)                          1,000               1,000                0
George Murai (3)                           1,000               1,000                0
Glen Mattern (3)                           1,000               1,000                0
William Martin (3)                         1,000               1,000                0
Diana Martin (3)                           1,000               1,000                0
Robert C. Rosen (4)                        29,200              29,200               0
John B. Wallace (4)                        3,000               3,000                0
Dennis A Stubblefield (4)                  1,200               1,200                0
Scott Price (4)                            1,200               1,200                0
Erfat Levy (4)                             3,000               3,000                0
David Bleistein (4)                        1,200               1,200                0
Lora L. Foley (4)                          1,200               1,200                0
Steven J. LaSala (5)                       45,000              45,000               0
Alfred Colanero (5)                        1,000               1,000                0
Christopher Holland (5)                    1,000               1,000                0
Sara Malowitz (5)                          1,000               1,000                0


                                       13


Linda Carlino (5)                          1,000               1,000                0
Renee A. LaSala (5)                        1,000               1,000                0
Ronniel Levy (6)                           12,000              12,000               0
Elliot H. Lutzker (6)                      11,118              11,118               0
Jack Becker (6)                            12,029              12,029               0
---------------------------

(1) Pursuant to Rule 416 of the Securities Act, this prospectus also covers such additional number of shares of common stock as may become issuable upon exercise of the warrants held by the selling stockholders as a result of stock splits, stock dividends and similar transactions.

(2) Assumes that all of the shares acquired upon exercise of the warrants held by the selling stockholders covered by this prospectus are sold in the offering.

(3) Represents warrants to purchase shares of our common stock at an exercise price of $.01 per share issued for consulting services rendered pursuant to a Consulting Agreement dated as of June 26, 2000. The consulting services to be performed pursuant to the terms of this consulting agreement include business due diligence review in connection with the analysis of acquisition targets and/or potential strategic business partnering arrangements. The warrants issued to these consultants do not vest and become exercisable until the services to provided under this consulting agreement have been performed.

(4) Represents shares of our common stock issued for legal services rendered on our behalf pursuant to an Attorney-Client Engagement Letter dated as of May 9, 2000. The legal services rendered pursuant to this letter involved certain litigation matters including the settlement of a dispute with our financial printer.

(5) Represents shares of our common stock issued for accounting services rendered on our behalf pursuant to an Engagement Letter dated as of June 12, 2000. The accounting services rendered pursuant to this letter included the preparation of our 1999 corporate income tax returns and did not include the audit or review of any of our financial statements.

(6) Represents shares of our common stock issued for legal services rendered on our behalf pursuant to an Attorney Retainer Letter dated as of May 10, 2000. The legal services rendered pursuant to this letter included the preparation and filing of our annual and quarterly reports with the Securities and Exchange Commission.


                                 USE OF PROCEEDS

         We will receive the proceeds from the payment of the exercise price of the warrants and these payments will be applied towards our working capital. We will not receive any portion of the proceeds from the sale of the shares of common stock held by the selling stockholders or the resale of the shares of common stock acquired upon exercise of the warrants.

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling stockholders. "Selling stockholders" as used in this prospectus, includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. No public market for our common stock currently exists and until such time as a public market develops, the selling stockholders may offer their shares of our common stock only in private transactions at negotiated prices. However, in the event a public market for our common stock does develop and is established, the selling stockholders may offer their shares of our common stock at various times in one or more of the following types of transactions:

               o    in the over-the counter market;

               o in private transactions other than in the over-the-counter market;

               o    in connection with short sales of our shares;

               o    by pledge to secure debts and other obligations; or

               o    in a combination of any of the above transactions.

         In a public market, the selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         In addition, the selling stockholders may use broker-dealers to sell their shares in the public market. Sales through brokers or dealers may involve one or more of the following:

               o block trades in which the broker or dealer so engaged will attempt to sell the selling stockholder's shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

               o purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus; or

               o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

If a broker or dealer is engaged by a selling stockholder, such broker or dealer may either receive discounts or commission from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. Affiliates of one or more of the selling stockholders may act as principals or agents in connection with the offer or sale of shares by selling stockholders.

         The number of shares that may be offered and sold pursuant to this Prospectus by those selling stockholders currently holding shares of our common stock may not exceed, in any three month period, the amount specified in Rule 144(e) of the Securities Act. Under Rule 144(e), these selling stockholders may sell, during any three month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of our common stock or, if our common stock is quoted on an exchange or NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. The limitations imposed by Rule 144(e) do apply to the sale of the shares of our common stock issuable upon exercise of the warrants held by our selling stockholders.

         Selling stockholders have been advised that during the time each is engaged in distribution of the securities covered by this Prospectus, to the extent applicable, each must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant to such Regulation:

               o shall not engage in any stabilization activity in connection with our securities;

               o shall furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and

               o shall not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934, as amended.


                                  LEGAL MATTERS

         The validity of the shares offered by this prospectus will be passed upon for us by Jeffer, Mangels, Butler & Marmaro LLP, Los Angeles, California.


                                     EXPERTS

         Our financial statements for the year ended December 31, 1999 and for the period from October 6, 1998 (inception) to December 31, 1998 have been included herein in reliance on the report of Singer Lewak Greenbaum & Goldstein LLP, independent certified accountants, and upon the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION


         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may read and copy any materials that we have filed with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         This prospectus is part of a registration statement on Form S-8 that we filed with the SEC and omits portions of the information contained in the registration statement as permitted by the SEC. Additional information regarding us and our common stock is contained in the registration statement. You can obtain a copy of the registration statement from the SEC at the street address or Internet site listed in the above paragraph.

         The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with them. The information incorporated by reference is an important part of this prospectus and the information that we file subsequently with the SEC, will automatically update this prospectus. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1933, as amended, after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

               o Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;

               o Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000; and

               o The description of the our common stock contained in our Form 10-SB filed with the SEC on July 8, 1999, as amended by our Form 10-SB/A Amendment Number 1 filed with the SEC on September 20, 1999 and our Form 10-SB/A Amendment Number 2 filed with the SEC on December 20, 1999 (File No. 000-26627).;

         A copy of these filings will be provided to you at no cost if you request them by writing or telephoning us at the following address:

         Algiers Resources, Inc.
         317 Madison Avenue, Suite 2310
         New York, New York 10017
         Phone: (212) 949-9696

         You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The Registrant hereby incorporates by reference in this Registration Statement the following documents filed with the Commission by the Registrant:

               (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;

               (b) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000; and

               (c) The description of the Registrant's Common Stock Contained in Registrant's Form 10-SB filed with the Commission on July 8, 1999, as amended by Registrant's Form 10-SB/A Amendment Number 1 filed with the Commission on September 20, 1999 and Registrant's Form 10-SB/A Amendment Number 2 filed with the Commission on December 20, 1999 (File No. 000-26627).

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein by the Registrant and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein by the Registrant shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Directors and Officers

         The Registrant's Certificate of Incorporation (the "Certificate") and Bylaws include provisions that eliminate the directors' personal liability for monetary damages to the fullest extent possible under Delaware Law or other applicable law (the "Director Liability Provision"). The Director Liability Provision eliminates the liability of directors to the Registrant and its stockholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care. Under Delaware Law, however, the Director Liability Provision does not eliminate the personal liability of a director for
(i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or any transaction from which the director derived an improper benefit. Furthermore, pursuant to Delaware Law, the limitation on liability afforded by the Director Liability Provision does not eliminate a director's personal liability for breach of the director's duty of due care. Although the directors would not be liable for monetary damages to the corporation or its stockholders for negligent acts or omissions in exercising their duty of due care, the directors remain subject to equitable remedies, such as actions for injunction or rescission, although these remedies, whether as a result of timeliness or otherwise, may not be effective in all situations. With regard to directors who also are officers of the Registrant, these persons would be insulated from liability only with respect to their conduct as directors and would not be insulated from liability for acts or omissions in their capacity as officers.

         Delaware Law provides a detailed statutory framework covering indemnification of directors, officers, employees or agents of the Registrant against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors, officers, employees or agents. Section 145 of the Delaware General Corporation Law ("Section 145") provides that a director, officer, employee or agent of a corporation (I) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions),be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) of any action by the corporation or of a derivative action (such as a suit by a stockholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director has been adjudged liable to the corporation.

         Delaware Law also permits a corporation to elect to indemnify its officers, directors, employees and agents under a broader range of circumstances than that provided under Section 145. The Certificate contains a provision that takes full advantage of the permissive Delaware indemnification laws (the "Indemnification Provision") and provides that the Registrant is required to indemnify its officers, directors, employees and agents to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary, provided, however, that prior to making such discretionary indemnification, the Registrant must determine that the person acted in good faith and in a manner he or she believed to be in the best interests of the Registrant and, in the case of any criminal action or proceeding, the person had no reason to believe his or her conduct was unlawful.

         In furtherance of the objectives of the Indemnification Provision, the Registrant may also enter into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Registrant's Certificate and Bylaws. The Registrant believes that such indemnification agreements are necessary to attract and retain qualified directors and executive officers.

         The inclusion of provisions limiting liability of the Registrant's officers and directors may have the effect of reducing the likelihood of derivative litigation against the officers and directors and may discourage or deter stockholders or management from bringing a lawsuit against the officers and directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Registrant and its stockholders.

Item 7.  Exemption from Registration Claimed

         The 125,147 shares of common stock issued to the selling stockholders were issued pursuant to Section 4(2) of the Securities Act and as such, represent "restricted securities" as defined in Rule 144 under the Securities Act. All of these share were issued to key consultants of the Registrant who are intimately familiar with the Registrant and its business, operations and financial condition. In addition, each of these consultants has had access to the Registrant's Registration Statement on Form 10-SB, including amendments thereto, as well as the Registrant's subsequently filed annual and quarterly reports.

Item 8.  Exhibits

         The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

          (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii)To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(I) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 13(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifica tion by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 18th day of July, 2000.

                                    Algiers Resources, Inc.

                                    By    /s/ James A. Prestiano
                                         -------------------------------------
                                         James A. Prestiano, President,
                                         Secretary and Chief Financial Officer


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Date: July 18, 2000                      /s/ James A. Prestiano
                                         -------------------------------------
                                         James A. Prestiano, President,
                                         Secretary and Chief Financial Officer
                                         and Sole Director

                                INDEX TO EXHIBITS




  Exhibit
  Number     Description
  ------     -----------

  4.1 Consulting Agreement dated as of June 26, 2000 between the Registrant and CMI.

  4.2        Form of Warrant Agreement

  5.1        Opinion of counsel as to legality of securities being registered

  23.1       Consent of Singer Lewak Greenbaum & Goldstein LLP

  23.2       Consent of Jeffer, Mangels, Butler & Marmaro LLP (included in
             Exhibit 5)

  ---------------